Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Ucommune International Ltd

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(*)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.002 per share			(1)		(1)(2)		(1)(2)(3)
	Equity	Preferred shares, par value US$0.002 per share			(1)		(1)(2)		(1)(2)(3)
	Debt	Debt Securities			(1)		(1)(2)		(1)(2)(3)
	Other	Warrants			(1)		(1)(2)		(1)(2)(3)
	Other	Rights			(1)		(1)(2)		(1)(2)(3)
	Other	Units(4)			(1)		(1)(2)		(1)(2)(3)
	Unallocated (Universal) Shelf		Rule 457(o)					$300,000,000		0.0000927	$27,810
Fees Previously Paid
	Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts							$300,000,000			$27,810
	Total Fees Previously Paid										⸻
	Total Fee Offsets										⸻
	Net Fee Due										$27,810

Notes:

(1)	The registrant is hereby registering an indeterminate aggregate principal amount and number of securities of each identified class as may from time to time be offered in unspecified numbers and at unspecified prices or upon conversion, redemption, repurchase, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, convertible, redeemable, repurchaseable, exchangeable or exercisable for, such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $300,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any.

In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of the securities as may be issuable with respect to the securities being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.

Also includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)	The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)	Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

(4)	Consisting of some or all of the securities listed above.